Exhibit 10.106

Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 10, 2025, by and between Robert B. Pender (the “Executive”) and Venture Global LNG, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. At Will. The Company hereby continues to employ Executive, and Executive hereby accepts employment by the Company on an “at will basis,” meaning that, Executive is not guaranteed employment for any specific period of time, and either Executive or the Company (at the direction of the Board (as defined below)) may terminate Executive’s employment relationship at any time for any reason. The “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by both parties. The period from the Effective Date through the date on which the Executive’s employment with the Company, Venture Global, Inc. (“Parent”) and each of their respective affiliates and subsidiaries (collectively, the “Company Group”) terminates is referred to as the “Employment Term”. The Executive’s last day of employment with the Company Group for any reason is referred to herein as the “Termination Date.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall continue to serve in the position of Executive Co-Chairman of the Company and the Parent and have such duties, authority, and responsibilities as are consistent with the Executive’s position and may be assigned to the Executive from time to time, reporting to the Board (as defined below). The Executive shall be subject to and shall comply with all of the policies, compliance manuals and guidelines, conflicts of interest policies and other similar policies and procedures, as may be maintained from time to time by the Company Group.

2.2 Outside Activities. During the Employment Term, the Executive shall (in such capacity) devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not (in such capacity) engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors (the “Board”) of Parent.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Arlington, Virginia; provided that, the Executive will be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $3,500,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Annual Bonus. From time to time during the Employment Term, the Executive will be eligible to participate in the Company’s annual incentive compensation program, as in effect and on the terms established by the Board from time to time in its sole discretion (the “Annual Bonus”).

4.3 Milestone Bonuses. The Company may, in its discretion, award to the Executive certain project milestone bonuses based upon the Company’s achievement of significant milestones with respect to the development of natural gas liquefaction and export facilities, as determined by the Company from time to time (each a “Milestone Bonus”). Upon the Company’s determination that a Milestone Bonus has been achieved, such Milestone Bonus will be paid to the Executive in a lump sum on or about the achievement date, subject to the Executive’s continued employment with the Company Group through the achievement date. The decision to provide any Milestone Bonus and the amount, timing of payment, and terms of any Milestone Bonus shall be in the sole and absolute discretion of the Board. Milestone Bonuses awarded to the Executive prior to the Effective Date that are outstanding (but not yet due and payable) and unpaid as of the Effective Date are described on Schedule 1 attached hereto.

4.4 Equity Awards. During the Employment Term, the Executive shall be eligible to participate in Parent’s or its affiliate’s omnibus long-term incentive plan or any successor plan, subject to the terms of such plan as may be in effect from time to time, as determined by the Board in its discretion.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company Group, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to flexible vacation time in accordance with the Company Group’s policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company Group’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company Group’s expense reimbursement policies and procedures as in effect from time to time.

4.8 Other Benefits. The Executive shall be entitled to (i) make use of the corporate aircraft of the Company Group in accordance with the Company Group’s aircraft use policy and (ii) make use of personal security protective services offered by the Company at the Company’s expense.

4.9 Officer and Director Positions. The Executive shall, if requested, serve as an officer or director of the Company, Parent or any other affiliate of the Company for no additional compensation.

4.10 Indemnification. The Company or Parent, as applicable, shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s or Parent’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company or Parent.

4.11 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company or Parent providing for clawback or recoupment of amounts that were paid to the Executive, including any such policies required to be adopted under applicable law. The Company or the Board, as applicable, will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4.12 Insurance. The Company or Parent, as applicable, shall maintain director’s and officer’s insurance for the benefit of the Executive on terms reasonably available in the commercial insurance market.

5. Termination of Employment.

5.1 Termination. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason. Upon termination of the Executive’s employment during the Employment Term for any reason, the Executive shall be entitled to the compensation and benefits described in Section 5.2 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.2 Accrued Payments. Upon termination of the Executive’s employment during the Employment Term for any reason, the Executive shall be entitled to the Accrued Amounts (as defined herein) and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. The term “Accrued Amounts” shall mean:

(a) (any accrued but unpaid Base Salary which shall be paid on the payroll date immediately following the Termination Date in accordance with the Company’s customary payroll procedures;

(b) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company Group’s expense reimbursement policy; and

(c) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company Group’s employee benefit plans as of the Termination Date.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability (as defined below).

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

6. Return of Property. The Executive agrees that on termination of the Executive’s employment for any reason, Executive shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any member of the Company Group. The Executive further agrees that the Executive shall not retain or use for Executive’s account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

7. Cooperation. For one year following the Executive’s termination of employment, at the reasonable request of the Company, the Executive shall provide the Executive’s reasonable cooperation in connection with matters or events relating to the period of the Executive’s employment hereunder; provided that the Company shall reimburse the Executive for the Executive’s reasonable costs and expenses, including reasonable attorneys’ fees, and such cooperation shall not unreasonably burden the Executive or unreasonably interfere with any subsequent employment that the Executive may undertake.

8. Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”), or any federal, state or local governmental agency or commission (a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to any member of the Company Group or prevents the Executive from: (a) filing a charge or complaint with any federal, state or local governmental agency or commission; (b) providing truthful testimony in litigation; or (c) discussing or disclosing information about sexual harassment, sexual assault or unlawful acts in the workplace (including harassment, discrimination or other conduct Executive has reason to believe is unlawful). The Executive does not need the prior authorization of any member of the Company Group to make any such reports or disclosures, and the Executive shall not be required to notify any member of the Company Group that such reports or disclosures have been made. No member of the Company Group may retaliate against the Executive for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment to which the Executive might become entitled from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, the Executive hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 8 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. If the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, Executive also has the right to disclose the Company Group’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to a court order. Executive’s rights as described in this Section 8 are referred to as the “Protected Rights.”

9. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be settled exclusively by arbitration conducted by a single arbitrator in (i) Arlington, Virginia, or (ii) any other location as may be mutually agreed by the parties in writing. The arbitration shall be administered by the JAMS dispute resolution service pursuant to its rules for resolving employment disputes in effect at the time of submission to arbitration. Should any party pursue any dispute by any method other than arbitration as provided for in this Section 9, the responding party will be entitled, unless prohibited by law, to recover from the initiating party the following: all damages, costs, expenses, and attorney’s fees incurred as a result of the action. Notwithstanding the foregoing, and consistent with JAMS, either party may petition a court for temporary, preliminary, or emergency injunctive relief pending arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrator, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Eastern District of Virginia or (ii) any other court having competent jurisdiction. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and the Executive hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Except as otherwise set forth above, each party shall bear its, his or her costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9; provided that the arbitrator may award attorneys’ fees and costs to the prevailing party. Nothing in this Agreement shall be construed to prohibit the Executive from filing any charge or complaint or participating in any investigation or proceeding conducted by an administrative agency, including but not limited to the National Labor Relations Board.

10. Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Virginia, including its statutes of limitation, without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the State of Virginia or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction.

11. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including any existing letter or agreement relating to any Milestone Bonus.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an authorized officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

13. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. This Agreement shall be deemed drafted equally by both parties and its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against either party shall not apply. Any references to sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural, (b) “and” and “or” are each used both conjunctively and disjunctively, (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”, (d) “includes” and “including” are each “without limitation”, (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular section, and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16. Section 409A.

16.1 General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment that are subject to Section 409A shall only be made upon a “separation from service” as defined under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any affiliate be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

16.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the date that is six (6) months following the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

16.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

18. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Venture Global LNG, Inc.

1001 19th Street North

Suite 1500

Arlington, VA 22209

Attention: General Counsel

Email: [***]

If to the Executive:

To the Executive’s most recent address on file with the Company’s records.

19. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company or its affiliate to satisfy any withholding tax obligation it may have under any applicable law or regulation.

20. Effectiveness; Survival. This Agreement shall become effective upon the closing of an initial public offering of the Class A common stock of the Parent (the “Effective Date”). Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VENTURE GLOBAL LNG, INC.

By:	/s/ Jonathan Thayer
Name: Jonathan Thayer
Title: Chief Financial Officer

EXECUTIVE

/s/ Robert Pender
Robert Pender

Schedule 1

[Omitted]